Exhibit 10.9

Trademark License Agreement

between

Morgan Stanley Dean Witter & Co.

and

Morgan Stanley Capital International Inc.

Agreement by and between MORGAN STANLEY DEAN WITTER & CO., a Delaware corporation (“MSDW”) with offices at 1585 Broadway, New York, New York 10036 and MORGAN STANLEY CAPITAL INTERNATIONAL INC., a Delaware corporation (“MSCI”) with offices at 1221 Avenue of the Americas, New York, New York 10020. This agreement is written confirmation of the preexisting agreement between the parties.

1. DEFINITIONS. The following terms shall have the following definitions when used in this agreement:

1.1 “MSDW Marks” shall mean all the trademarks, service marks, logos, trade names and other source identifiers, whether registered in any jurisdictions or at common law, now owned or hereafter acquired by MSDW which incorporate the mark “MORGAN STANLEY CAPITAL INTERNATIONAL.”

1.2 “Related Company” shall mean any company which is more than 50 percent indirectly owned by MSDW through MSCI. A company shall be a Related Company from the moment it becomes more than 50 percent indirectly owned by MSDW through MSCI, and remain a Related Company for so long as it remains more than 50 percent indirectly owned by MSDW through MSCI.

1.3 “Substantially owned” shall mean ownership of more than 50 percent.

1.4 “Territory” shall mean the entire world.

2. GRANT. Subject to the terms and conditions of this agreement:

2.1 MSDW grants to MSCI an exclusive royalty-free license to use the MSDW Marks in the Territory on or in connection with any goods or services and in connection with the advertising and promotion of such goods or services.

2.2 MSDW grants to MSCI an exclusive royalty-free license to use the MSDW Marks in the Territory as part of its corporate and/or trade name.

2.3 The rights granted to MSCI pursuant to this agreement are also licensed to any Related Company pursuant to this agreement, provided such Related Company shall likewise be subject to the terms and conditions of this agreement.

3. TERM.

3.1 This agreement shall continue for so long as MSCI remains substantially owned by MSDW.

3.2 Any license granted pursuant this agreement to a Related Company shall continue only for so long as said company remains a Related Company, and MSCI remains substantially owned by MSDW.

4. QUALITY CONTROL.

4.1 MSCI and the Related Companies will maintain such quality standards as MSDW may prescribe. Furthermore, neither MSCI nor the Related Companies will use or give permission to a third party to use the MSDW Marks in any manner which would subject MSDW to unfavorable regulatory action, violate any law, violate the rights of any person or entity, or subject MSDW to liability for any reason.

4.2 All uses of the MSDW Marks pursuant to this agreement by MSCI and any Related Company shall be of at least the same high quality as has been previously maintained by MSCI, MSDW and the Related Companies under this agreement and in their ongoing business practices.

4.3 Any and all uses of the MSDW Marks shall be in accordance with all applicable national, state, provincial, local or other laws and regulations.

4.4 The quality of the goods and services has been and shall continue to be maintained through the substantial ownership of MSCI by MSDW, and the minimum threshold ownership of the Related Companies by MSCI as set forth above.

5. INTELLECTUAL PROPERTY.

5.1 MSCI and the Related Companies acknowledge that MSDW is the owner of the MSDW Marks. It is understood and agreed that nothing in this agreement will be deemed in any way to constitute an assignment by MSDW of the MSDW Marks or of any rights therein, or to give MSCI or any of the Related Companies any right, title or interest in and to the MSDW Marks (excepts the right to make use thereof as provided for in this agreement).

5.2 MSDW shall register and maintain registrations for all of the MSDW Marks as it reasonably believes necessary to preserve its rights and the rights of MSCI and the Related Companies in the MSDW Marks.

5.3 Neither MSCI nor any of the Related Companies shall register or apply to register in any trademark office in any jurisdiction any of the MSDW Marks or any mark which contains the term “MORGAN STANLEY CAPITAL INTERNATIONAL.” If MSCI or any of the Related Companies registers or applies to register any such marks, said company shall assign such registration or application to MSDW.

5.4 MSCI and the Related Companies are, however, authorized to register as corporate and/or assumed names, names which contain any MSDW Marks. However, MSCI and the Related Companies must change and cease using said corporate and/or assumed names within 90 days after MSCI ceases to be substantially owned by MSDW, and with regard to any Related Company, within 90 days after said Related Company ceases to be a Related Company.

5.5 MSCI and the Related Companies shall cooperate at MSDW’s reasonable request with MSDW with regard to the prosecution and maintenance of any applications, registrations, registered user agreements and the like with regard to the MSDW Marks, including the supplying of specimens of use and executing any documents requested by MSDW for such purposes.

6. MISCELLANEOUS

6.1 This agreement is entered into in the State of New York and shall be construed in accordance with the laws of the United States and the internal substantive laws of New York applicable to contracts to be wholly performed therein.

6.2 The parties agree to implement this agreement by executing or causing to be executed such additional and subsidiary agreements and other documents as may be necessary or desirable fully to protect the MSDW Marks and effectively to carry out the terms of this agreement in accordance with applicable laws and regulations.

MORGAN STANLEY DEAN WITTER & CO.

/s/ Charlene R. Herzer
Date:	March 12, 2002
By:	Charlene R. Herzer
Title:	Assistant Secretary

MORGAN STANLEY CAPITAL INTERNATIONAL INC.

/s/ Frederick W. Bogdan
Date:	March 18, 2002
By:	Frederick W. Bogdan
Title:	Executive Director and Counsel